As filed with the Securities and Exchange Commission on September 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTH STATE CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina	57-0799315

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1101 First Street South, Suite 202

Winter Haven, Florida 33880

 (Address of Principal Executive Offices) (Zip Code)

South State Corporation Non-Employee Directors Deferred Income Plan

(Full title of the plan)

John C. Corbett

Chief Executive Officer

South State Corporation

1101 First Street South, Suite 202

Winter Haven, Florida 33880

(Name and address of agent for service)

(863) 293-4710

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	⌧	Accelerated filer	◻
Non-accelerated filer	◻	Smaller reporting company	◻
		Emerging growth company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Deferred Compensation Obligations	$5,000,000	100%	$5,000,000(2)	$649.00
Common Stock, par value $2.50	109,099	$45.83(3)	$5,000,000(3)	(2)

(1)

The Deferred Compensation Obligations are unsecured obligations of to pay up to $5,000,000 of deferred compensation from time to time in the future in accordance with the terms of the South State Corporation Non-Employee Directors Deferred Income Plan, as amended, which may be paid in shares of common stock of the registrant. The amount of common shares of the registrant registered and the proposed maximum aggregate offering price of such shares of common stock assume that all Deferred Compensation Obligations are allocated to deemed investments in shares of such common stock, at a deemed per share price calculated as set forth in note (3) below, and ultimately paid to plan participants in the form of shares of common stock. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee, in accordance with Rule 457(h) and Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). As contemplated by 239.03 of the staff of the Division of Corporation Finance Compliance and Disclosure Interpretations of the Securities Act Sections, the registration fee is based on the amount of deferred compensation being registered.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices for South State Corporation's common stock on The NASDAQ Global Select Market on September 24, 2020, which date is within five business days prior to filing this Registration Statement, solely for the purpose of determining the number of shares of common stock to be registered based on the amount of Deferred Compensation Obligations registered and the amount of the registration fee.

PART I

The document(s) containing the information specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. In addition, the Company shall provide to a Participant, without charge and upon written or verbal request to the Corporate Secretary of the Company at the address and telephone number set forth on the cover page of this Registration Statement, the documents incorporated by reference as set forth in Item 3 of Part II of this Registration Statement. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:

1.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 21, 2020, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K/A filed with the Commission on March 6, 2020;

2.	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 filed with the Commission on May 4, 2020 and June 30, 2020 filed with the Commission on August 7, 2020;
3.

The Company’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on January 27, 2020, January 29, 2020, April 24, 2020, April 29, 2020, May 6, 2020, May 11, 2020, May 18, 2020, May 21, 2020, May 22, 2020, June 3, 2020, June 8, 2020, July 7, 2020 and July 30, 2020 (other than those portions of the documents deemed not to be filed); and

4.

The description of the Company’s common stock, par value $2.50 per share, contained in the Amendment No. 1 to the Registration Statement on Form S-4 filed on April 16, 2020, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements of South State Corporation as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance upon the reports of Dixon Hughes Goodman LLP, and upon the authority of said firm as experts in auditing and accounting.

ITEM 4. DESCRIPTION OF SECURITIES.

The Deferred Compensation Obligations being registered represent unsecured obligations (the “Obligations”) of South State Corporation (“we,” “our,” “us,” “South State” or the “Company”) to make future payments to applicable participants in the South State Corporation Non-Employee Directors Deferred Income Plan (as amended, the “Plan”), which may be paid in shares of our common stock, in such amounts and at such times as specified by the terms of the Plan. The Plan is a non-qualified and unfunded plan of deferred compensation. Members of the Board of Directors of the Company (the “Board”) or a subsidiary of the Company that are not employees of South State or one of its subsidiaries are eligible to participate in the Plan. A participant may make an annual election to defer up to 100% of the retainers or meeting fees the Company has agreed to pay the participant in return for his or her services as (a) a member of the Board of the Company, (b) a member of the board of directors of one of South State’s subsidiaries or (c) a member of a Company or subsidiary board committee, in each case for the immediately following year under the Plan, and a participant may be permitted to defer the receipt of settlement of amounts owed under restricted stock units issued under our equity incentive plans if permitted by the Compensation Committee of the South State Board. A participant’s deferral elections will remain in effect for subsequent Plan years until a participant provides the Company a revised election. Contributions are credited to bookkeeping accounts on behalf of Plan participants. A participant’s account earns deemed returns on the participant’s notional account balances based on deemed investments in hypothetical investment funds selected by the participant from a list of hypothetical funds made available, which may include, but not be limited to, hypothetical shares of our common stock (and deemed dividend reinvestments therein). To the extent that a portion of a participant’s notional account is deemed to be invested in hypothetical shares of Company common stock, a participant cannot thereafter select a different hypothetical investment fund on which such portion of the participant’s notional account will earn returns.

Participants are fully vested in their account balances attributable to their elective compensation deferral contributions, and such amounts shall be credited to a participant’s account balance when such amounts would otherwise have been paid to a participant, other than amounts a participant elects to be invested in hypothetical shares of Company common stock, in which case stock units will be credited to a participant’s account on dates tied to the associated share purchase. Further, participants’ accounts will be credited with additional stock units equivalent to cash dividends upon shares of stock units credited to such accounts at the time a dividend is declared. In the event of (i) a merger, consolidation, statutory share exchange, stock rights offering, liquidation or similar event affecting Company stock, or (ii) the Company declares a dividend paid in a form other than cash, or (iii) a stock split, reorganization, share combination, recapitalization or similar event, the Board Compensation Committee shall determine substitutions or adjustments to the number of stock units a participant shall receive in a manner that is appropriate and equitable in light of the Plan’s terms.

A participant’s vested account balance will be distributed to the participant in a single lump sum following the first to occur of the participant’s separation from service or a change in control, subject to potential participant elections, if made in accordance with the terms of the Plan and applicable federal income tax provisions applicable to non-qualified deferred compensation, with respect to in-service distributions, installment distributions with respect to retirement, and opting out of change in control distributions. If payment is triggered by separation from service or a change in control, it will be made within thirty days following the separation from service. If a Participant’s service on the Board terminates by reason of such Participant’s death or if a Participant shall die after becoming entitled to, but before receipt of, distribution, such Participant’s designated beneficiary shall receive, if applicable, a lump sum distribution or continue to receive the remaining installments. If the beneficiary dies, then the remaining installments will be paid or distributed to such beneficiary’s estate. Payment will be made in the form of shares of our common stock to the extent the participant’s notional account is deemed to be invested in hypothetical Company common stock; otherwise, payment will be made in cash.

There is no trading market for the Obligations. Neither the participant nor his or her beneficiary has any right to sell, alienate, assign, transfer or otherwise convey the right to receive any payments under the Plan or any interest in the Plan, which payments and interest are expressly non-assignable and non-transferable. The interests of each participant under the Plan are not subject to claims of the participant’s creditors.

The Plan is at all times unfunded. The Obligations are unsecured general obligations of ours, ranking equally with our other unsecured and unsubordinated indebtedness, to make future distributions in cash or our common stock to participants in accordance with the terms of the Plan, and are unsecured general obligations, ranking equally with other unsecured and unsubordinated indebtedness, of participating employers to make future distributions of cash or our common stock to participants in accordance with the terms of the Plan. Obligations are unsecured and subject to the risks of insolvency of the Company and participating subsidiary employers. A “rabbi trust” has been established to hold, invest and reinvest deferrals and contributions under the Plan. However, the rabbi trust assets will remain subject to the claims of the creditors of the Company and a participating subsidiary in the event of bankruptcy or insolvency. Each participant assumes the risk in connection with any decrease in the fair market value of such participant’s account.

The Obligations are not convertible into any other security, other than shares of our common stock upon a distribution pursuant to the terms of the Plan in the form of shares of our common stock to the extent the participant’s notional account is deemed to be invested in hypothetical Company common stock. We reserve the right to amend the Plan at any time or from time to time, except that no such action may decrease the balance in any account as accrued at the time of such amendment. We further reserve the right to terminate the Plan with respect to future deferrals or terminate the Plan in its entirety at any time and for any reason. Upon termination, the Plan will not accept further deferrals, but earnings, gains and losses shall continue to be credited to a participant’s account until account balances are distributed to participants 6 months and 1 day following the Board’s resolution to terminate the Plan. The Plan shall be continued following a transfer, sale of assets, or a merger or consolidation, unless the Company terminates the Plan in accordance with the terms of the Plan prior to the effective date of such transaction.

The description of the terms and conditions of the Obligations in this Item 4 is qualified by reference to the form of Plan, which is filed as Exhibit 4.6 to this Registration Statement and incorporated herein by reference.

As set forth in Item 3 above, the description of the Company’s common stock, par value $2.50 per share, is incorporated by reference into this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of the Company’s common stock offered under the Registration is being passed upon for the Company by V. Nicole Comer, Senior Vice President and Deputy General Counsel. At the time of the rendering of this legal opinion, Ms. Comer owns an aggregate of less than 1% of the Company’s common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 33-2-102 of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”) permits a South Carolina corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (3) as imposed for any unlawful distributions as set forth in Section 33-8-330 of the SCBCA or (4) for any transaction from which the director derived an improper personal benefit. South State’s articles of incorporation contain such a provision, thereby limiting the liability of its directors to the maximum extent permitted by South Carolina law.

Section 33-8-510 of the SCBCA permits a South Carolina corporation to indemnify an individual who is made a party to any proceeding because he or she is or was a director against liability incurred in the proceeding if he or she: (1) conducted himself or herself in good faith, (2) reasonably believed that his or her conduct was in the corporation’s best interest or, if he or she was not acting in his or her official capacity, that such conduct was at least not opposed to the corporation’s best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The SCBCA provides that where a director is a defendant in a proceeding by or in the right of the corporation, the director may not be indemnified if he or she is adjudged liable to the corporation. The SCBCA also provides that a director may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was adjudged liable on the grounds that personal benefit was improperly received by such director. Under Section 33-8-540 of the SCBCA, a director found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of reasonable expenses if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 33-8-520 of the SCBCA provides that, unless limited by the articles of incorporation of a South Carolina corporation, a director who is wholly successful on the merits or otherwise in defense of any proceeding to which such director was a party because such director is or was a director of the corporation must be indemnified against reasonable expenses. Section 33-8-530 of the SCBCA provides that a South Carolina corporation may advance reasonable expenses to a director upon the corporation’s receipt of (1) a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking, executed by the director or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made by the corporation that indemnification is proper under Section 33-8-530 of the SCBCA.

Section 33-8-560 of the SCBCA provides that unless a corporation’s articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

South State’s bylaws provide for the indemnification of any current and former directors and officers to the fullest extent authorized by law against (a) reasonable expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of South State, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he or she may have become liable in any such action, suit or proceeding. South State’s bylaws further provide that the foregoing right to indemnification shall include the right to be paid by South State the reasonable expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if required by law, an advancement of expenses incurred by a claimant shall be made only if: (a) the claimant furnishes South State with a written affirmation of his or her good faith belief that he or she met the standard of conduct required by law; and (b) the claimant furnishes South Sate with a written undertaking, executed personally on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

South State’s bylaws provide that South State may, to the extent authorized from time to time by South State’s board of directors, grant rights of indemnification and to the advancement of expenses to any employee or agent of South State consistent with the other provisions of South State’s bylaws concerning the indemnification of South State directors and officers. South State’s bylaws provide that South State may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of South State or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not South State would have the power to indemnify such person against such expense, liability or loss under applicable law.

The foregoing is only a general summary of certain aspects of South Carolina law and South State’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the SCBCA referenced above and the South State’s articles of incorporation and bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

1.   The undersigned registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Specimen of Company Common Stock Certificate	10-K	001-12669	4.1	2/27/2015
4.2	Amended and Restated Articles of Incorporation of the Company filed October 24, 2014	8-K	001-12669	3.1	10/28/2014
4.3	Articles of Amendment, dated October 25, 2017, to the Amended and Restated Articles of Incorporation of the Company	8-K	001-12669	3.1	10/26/2017
4.4	Articles of Amendment dated June 2, 2020, to the Amended and Restated Articles of Incorporation of the Company	8-K	001-12669	3.1	6/8/2020
4.5	Amended and Restated Bylaws of the Company dated June 7, 2020	8-K	001-12669	3.2	6/8/2020
4.6	Form of South State Corporation Non-Employee Directors Deferred Income Plan					X
5.1	Opinion of V. Nicole Comer, Senior Vice President and Deputy General Counsel to the Company, as to the validity of the shares to be issued					X
23.1	Consent of Dixon Hughes Goodman LLP					X
23.2	Consent of V. Nicole Comer (included in Exhibit 5.1)					X
24.1	Power of Attorney (contained on the signature pages of this Registration Statement)					X

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, Florida, on September 30, 2020.

SOUTH STATE CORPORATION
(Registrant)

By:	/s/ JOHN C. CORBETT
Name: John C. Corbett
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John C. Corbett and William E. Matthews, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on September 30, 2020:

Signature	Title

/s/ JOHN C. CORBETT	Chief Executive Officer and Director (Principal Executive Officer)
John C. Corbett

/s/ WILLIAM E. MATTHEWS, V	Chief Financial Officer (Principal Financial Officer)
William E. Matthews, V

/s/ SARA G. ARANA	Chief Accounting Officer (Principal Accounting Officer)
Sara G. Arana

/s/ ROBERT R. HILL, JR.	Chairman of the Board of Directors
Robert R. Hill, Jr.

/s/ ERNEST S. PINNER	Director
Ernest S. Pinner

/s/ JEAN E. DAVIS	Director
Jean E. Davis

/s/ MARTIN B. DAVIS	Director
Martin B. Davis

Director
Robert H. Demere, Jr.

/s/ CYNTHIA A. HARTLEY	Director
Cynthia A. Hartley

/s/ JOHN H. HOLCOMB III	Director
John H. Holcomb III

/s/ ROBERT R. HORGER	Director
Robert R. Horger

/s/ CHARLES W. MCPHERSON	Lead Independent Director
Charles W. McPherson

/s/ JOHN C. POLLOK	Director
John C. Pollok

/s/ WILLIAM KNOX POU, JR.	Director
William Knox Pou, Jr.

/s/ G. RUFFNER PAGE, JR.	Director
G. Ruffner Page, Jr.

/s/ DAVID G. SALYERS	Director
David G. Salyers

/s/ JOSHUA A. SNIVELY	Director
Joshua A. Snively

/s/ KEVIN P. WALKER	Director
Kevin P. Walker